News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLCVision To Mail Material For Annual And Special Meeting,
Joffe Withdraws Slate of Directors

ST. LOUIS, MO, May 8, 2008: TLCVision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that it has received a letter from Dr. Stephen N. Joffe advising TLCVision that Dr. Joffe has withdrawn his shareholder proposal to nominate Dr. Joffe and two other individuals as directors of TLCVision.

TLCVision management has proposed seven nominees for director, including two new nominees, for election at the TLCVision annual and special meeting of shareholders to be held on June 10, 2008 in Toronto, Ontario. These nominees include Dr. Michael DePaolis, Jay Holmes, Olden C Lee, Dr. Richard Lindstrom, Warren S. Rustand, James C. Wachtman and Toby S. Wilt. The board of directors of TLCVision unanimously recommends that you vote for these seven nominees.

TLCVision printed the annual and special meeting materials including the management information circular and proxy statement prior to being advised of Dr. Joffe’s decision to withdraw his shareholder proposal on May 7, 2008, and consequently these meeting materials will continue to contain the views of the board of directors and management relating to Dr. Joffe’s proposed nominees. TLCVision will mail these materials together with an updated form of proxy and voting instruction form to shareholders for use in connection with the annual and special meeting.

Shareholders with questions please contact Kingsdale Shareholder Services Inc. toll-free at 1-866-879-7644.

Additional Information
All shareholders of TLCVision Corporation are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by management from the shareholders of TLCVision for use at the 2008 annual meeting of shareholders of TLCVision when they become available because they will contain important information. The definitive proxy statement and form of proxy will be mailed to shareholders of TLCVision and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.

In addition, TLCVision will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to investor.relations@tlcvision.com. TLCVision and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TLCVision in connection with the nomination of directors. Information regarding the special interests of these directors and executive officers in the nomination of directors will be included in the proxy statement filed by TLCVision in connection with the nomination.

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers’ management, technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers’ website at www.lasik.com. More information about TLCVision can be found on the Company’s website at www.tlcv.com.